Exhibit 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  MAGICINC.COM

          MAGICINC.COM (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

1. Certificate of Incorporation of Magicinc.com is hereby amended by adding the following paragraph immediately after the present first paragraph of ARTICLE FOURTH:

"Effective 12:01 a.m. on October 12, 2001 (the "Effective Time"), each ten (10) shares of Common Stock, $0.0001 par value per share, of the Corporation then issued and outstanding or held in the treasury of the Corporation automatically shall be combined into one (1) share of Common Stock of the Corporation. There shall be no fractional shares issued. Each holder of shares of Common Stock who otherwise would be entitled to receive a fractional share shall be entitled to receive a full share.

SECOND: The amendment described above has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by its President and attested by its Acting Secretary this 2nd day of October, 2001.

MAGICINC.COM


By: /s/ Gordon Scott Venters
    -----------------------
    Gordon Scott Venters
    President


ATTEST:

    /s/ Robert Michael Ingria
    -----------------------
    Robert Michael Ingria
    Acting Secretary